Filed Pursuant to Rule 433
Registration No. 333-145055
Pricing Term Sheet
September 26, 2007
Schering-Plough Corporation
5.000% Senior Notes due 2010
     The following information supplements the Preliminary Prospectus Supplement, dated September 19, 2007, filed pursuant to Rule 424(b)(3), Registration Statement No. 333-145055.

Issuer:	Schering-Plough Corporation
Offering Format	SEC Registered
Size:	€500,000,000
Maturity:	October 1, 2010
Coupon:	5.000%
Price to Public:	99.962% of face amount
Yield to Maturity:	5.014%
Spread to Reference Government Security:	+88.6 basis points
Reference Government Security:	OBL 3.250% due April 2010
Reference Government Security Yield/Price:	4.128% / 97.920%
Mid-Swap Rate:	4.544%
Spread to Mid-Swap Rate:	+47 basis points
Interest Payment Dates	Annually on October 1, commencing on October 1, 2008
Day Count Convention:	ACT / ACT, following, unadjusted
Redemption Provisions:
Optional Redemption:	Any time at the greater of 100% and the make-whole amount at a discount rate equal to the Reference Dealer Rate plus 15 basis points.

“Reference Dealer Rate” means, with respect to any redemption date, the average of the four quotations of the average midmarket annual yield to maturity of the OBL 3.250% due April 2010, or, if the applicable security is no longer outstanding, a similar security in the reasonable judgment of the Reference Dealer, at 11:00 a.m. (London time) on the third business day in London preceding such redemption date quoted in writing to the Trustee by the Reference Dealer.

Tax Redemption:	The Issuer may redeem the notes in whole at 100% of their principal amount if certain events occur involving United

States taxation as described in the Prospectus Supplement.
Change of Control (CoC):	Upon the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase.
Trade Date:	September 26, 2007
Settlement Date:	October 1, 2007 (T+3)
ISIN/Common Code:	XS0322866749 / 032286674
Denominations:	€50,000 + €1,000
Listing and Trading:	Application will be made for the notes to be admitted to the Official List of the Irish Stock Exchange and to trading on the Regulated Market of the Irish Stock Exchange on terms described in the Prospectus Supplement
Ratings:	Moody’s: Baa1 (stable) Standard and Poor’s: A- (stable) Fitch: BBB+ (stable)
Underwriters:	Global Coordinator:
Goldman Sachs International

Joint Bookrunners:
BNP Paribas Credit Suisse Securities (Europe) Limited J.P. Morgan Securities Ltd.

Co-Managers:
ABN AMRO Incorporated
Banc of America Securities Limited
Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Banco Santander, S.A.
Bear, Stearns International Limited
Citigroup Global Markets Limited
Daiwa Securities SMBC Europe Limited
ING Belgium SA/NV
Mizuho International plc
Morgan Stanley & Co. International plc
The Bank of New York Capital Markets Limited
Governing Law:	New York
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International toll-free at 1-866-471-2526, BNP Paribas at +44 (0) 207 595-8222 or toll-free at 1-800-854-5674, Credit Suisse Securities (Europe) Limited toll-free at 1-800-221-1037 or J.P. Morgan Securities Ltd. at +44 (0) 207 779-2468 or collect at 1-212-834-4533.

Schering-Plough Corporation
5.375% Senior Notes due 2014
     The following information supplements the Preliminary Prospectus Supplement, dated September 19, 2007, filed pursuant to Rule 424(b)(3), Registration Statement No. 333-145055.

Issuer:	Schering-Plough Corporation
Offering Format	SEC Registered
Size:	€1,500,000,000
Maturity:	October 1, 2014
Coupon:	5.375%
Price to Public:	99.835% of face amount
Yield to Maturity:	5.404%
Spread to Reference Government Security:	+109 basis points
Reference Government Security:	DBR 4.250% due July 2014
Reference Government Security Yield/Price:	4.314% / 99.615%
Mid-Swap Rate:	4.634%
Spread to Mid-Swap Rate:	+77 basis points
Interest Payment Dates	Annually on October 1, commencing on October 1, 2008
Day Count Convention:	ACT / ACT, following, unadjusted
Redemption Provisions:
Optional Redemption:	Any time at the greater of 100% and the make-whole amount at a discount rate equal to the Reference Dealer Rate plus 25 basis points.

“Reference Dealer Rate” means, with respect to any redemption date, the average of the four quotations of the average midmarket annual yield to maturity of the DBR 4.250% due July 2014, or, if the applicable security is no longer outstanding, a similar security in the reasonable judgment of the Reference Dealer, at 11:00 a.m. (London time) on the third business day in London preceding such redemption date quoted in writing to the Trustee by the Reference Dealer.

Tax Redemption:	The Issuer may redeem the notes in whole at 100% of their principal amount if certain events occur involving United States taxation as described in the Prospectus Supplement.
Change of Control (CoC):	Upon the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	September 26, 2007
Settlement Date:	October 1, 2007 (T+3)
ISIN/Common Code:	XS0323955541 / 032395554
Denominations:	€50,000 + €1,000
Listing and Trading:	Application will be made for the notes to be admitted to the Official List of the Irish Stock Exchange and to trading on the Regulated Market of the Irish Stock Exchange on terms described in the Prospectus Supplement
Ratings:	Moody’s: Baa1 (stable) Standard and Poor’s: A- (stable) Fitch: BBB+ (stable)
Underwriters:	Global Coordinator:
Goldman Sachs International

Joint Bookrunners:
BNP Paribas Credit Suisse Securities (Europe) Limited J.P. Morgan Securities Ltd.

Co-Managers:
ABN AMRO Incorporated
Banc of America Securities Limited
Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Banco Santander, S.A.
Bear, Stearns International Limited
Citigroup Global Markets Limited
Daiwa Securities SMBC Europe Limited
ING Belgium SA/NV
Mizuho International plc
Morgan Stanley & Co. International plc
The Bank of New York Capital Markets Limited
Governing Law:	New York
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs

International toll-free at 1-866-471-2526, BNP Paribas at +44 (0) 207 595-8222 or toll-free at 1-800-854-5674, Credit Suisse Securities (Europe) Limited toll-free at 1-800-221-1037 or J.P. Morgan Securities Ltd. at +44 (0) 207 779-2468 or collect at 1-212-834-4533.